Exhibit 99.1

Hillenbrand Reports Solid Fourth Quarter 2017 Results and Record Full-Year Earnings Per Share

Fourth Quarter 2017 Highlights and 2018 Guidance:

•	Revenue of $443 million increased 3% over prior year driven by Process Equipment Group revenue growth of 7%

•	Net income grew 6% to $38 million and adjusted EBITDA grew 10% to $82 million

•	GAAP EPS of $0.60 increased 7% and adjusted EPS of $0.62 increased 7% year-over-year

•	Order backlog grew 26% over the prior year to $632 million

•	Cash Flow from operations of $143 million increased $94 million compared to prior year

•	Fiscal 2018 guidance: GAAP EPS expected to be $2.11 to $2.23; Adjusted EPS expected to be $2.16 to $2.28

Fiscal Year 2017 Highlights:

•	Revenue of $1.6 billion for the full year increased 3% over prior year driven by Process Equipment Group revenue growth of 7%

•	Net income grew 12% to $126 million and adjusted EBITDA grew 5% to $281 million

•	Record GAAP EPS of $1.97 for fiscal 2017 increased 11% and adjusted EPS of $2.11 increased 5%

•	Record cash flow from operations of $246 million; 175% free cash flow conversion rate

BATESVILLE, Ind., November 15, 2017 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI) reported results today for the fourth quarter, and full fiscal year of 2017, which ended September 30, 2017.

Fourth Quarter Results
Revenue of $443 million grew 3% compared to the prior year driven by growth of 7% in the Process Equipment Group, partially offset by a decrease of 4% in the Batesville segment. Net income increased $2 million to $38 million, or $0.60 per share, and adjusted net income increased $3 million to $40 million, or $0.62 per share. Earnings growth was negatively impacted by a higher effective tax rate compared to last year, primarily due to discrete items and the mix of income derived from higher tax jurisdictions.

Adjusted EBITDA grew 10% over the prior year to $82 million, and adjusted EBITDA margin increased 110 basis points to 18.5%, driven by pricing and productivity improvements, which were partially offset by unfavorable mix and inflation. Hillenbrand generated robust cash flow from operations of $143 million in the fourth quarter due to strong net income and lower working capital requirements.

“Our businesses performed exceptionally well in the fourth quarter, which contributed to record earnings per share and free cash flow for the year. Through continuous implementation of the Hillenbrand Operating Model, we also expanded adjusted EBITDA margin in the Process Equipment Group for the fourth straight year,” said Joe A. Raver, president and chief executive officer of Hillenbrand. “Looking ahead to fiscal 2018, we expect continued organic growth in the Process Equipment Group, which is supported by our highest level of backlog in more than three years.”

Process Equipment Group
Process Equipment Group revenue grew 7% over prior year to $304 million driven by continued demand for equipment and systems used for engineered plastics and food and pharma projects, as well as screening and separating equipment, including machines used to process proppants for hydraulic fracturing. Adjusted EBITDA margin of 18.9% increased 90 basis points, due to pricing and productivity improvements, partially offset by unfavorable mix. Order backlog grew for the fourth consecutive quarter, building to $632 million at the end of the fourth quarter, 26% higher than the prior year. Backlog increased 4% sequentially driven by plastics and flow control projects.

Batesville
Batesville revenue of $139 million was 4% lower than the prior year as a result of lower demand for burial caskets, primarily due to what is estimated to be an increased rate at which families opted for cremation. Adjusted EBITDA margin of 24.9% was 130 basis points higher than the prior year driven by productivity improvements, partially offset by lower volume and higher commodity and fuel costs.

Fiscal Year 2017 Results
Hillenbrand’s revenue of $1.6 billion for fiscal 2017 increased 3%, as demand for plastics projects and screening and separating equipment remained strong throughout the year in the Process Equipment Group. That demand was offset by what is estimated to be an increased rate at which families opted for cremation, which continues to challenge the Batesville segment. Process Equipment Group revenue of $1.0 billion increased 7%, and Batesville revenue of $562 million was down 2% for the year.

Net income increased 12% to $126 million or $1.97 per share. On an adjusted basis, net income increased 5% to $135 million or $2.11 per share. Adjusted EBITDA increased 5% to $281 million and, as a percentage of revenue, was 17.7%, 30 basis points higher than the prior year. The adjusted EBITDA margin improvement was the result of process improvements and cost savings initiatives in both segments, supported by the Hillenbrand Operating Model. Full year operating cash flow of $246 million was higher than last year by $8 million, despite the previously disclosed $80 million contribution to the company's U.S. defined benefit pension plan in October of 2016. Free cash flow was 175% of net income for the year.

Hillenbrand’s effective tax rate was 31.8% in 2017 compared to 28.8% in 2016. The higher rate was primarily a result of discrete items and a one-time reduction in a permanent tax benefit.

“We remain committed to creating long-term shareholder value, and our teams continue to execute well on our strategy” commented Raver. “We will continue to leverage the Hillenbrand Operating Model as it is a competitive differentiator that has contributed to our sustained margin expansion and provides the framework to drive our profitable growth as we continue to advance our goal of becoming a world-class industrial company.”

Fiscal 2018 Guidance
Hillenbrand issues 2018 guidance:

•	Revenue growth of 2% to 4%

•	Process Equipment Group revenue up 5% to 7%

•	Batesville revenue down 1% to 3%

•	GAAP EPS of $2.11 to $2.23

•	Adjusted EPS of $2.16 to $2.28

Conference Call Information
Date/Time: 8:00 a.m. ET, Thursday, November 16, 2017
Dial-In for U.S. and Canada: 1-833-241-7251
Dial-In for International: +1-647-689-4215
Conference call ID number: 99430170
Webcast link: https://ir.hillenbrand.com (archived through Friday, December 15, 2017)

Replay - Conference Call
Date/Time: Available until midnight ET, Thursday, November 30, 2017
Replay ID number: 99430170
Dial-In for U.S. and Canada: 1-800-585-8367
Dial-In for International: +1-416-621-4642
Hillenbrand’s financial statements on Form 10-K are expected to be filed jointly with this release and will be available on the company’s website (https://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are often referred to as “adjusted” and exclude expenses associated with backlog amortization, inventory step-up, business acquisition and integration, restructuring and restructuring related charges, and trade name impairment. The related income tax for all of these items is also excluded. This non-GAAP information is provided as a supplement, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Hillenbrand believes this information provides a higher degree of transparency.

An important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of Hillenbrand’s strategy is to selectively acquire companies that we believe can benefit from the Hillenbrand Operating Model to spur faster and more profitable growth. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor business performance.

Free cash flow (FCF) is defined as cash flow from operations less capital expenditures. We use the related term, free cash flow to net income conversion rate to refer to free cash flow divided by GAAP net income. Hillenbrand considers FCF and free cash flow to net income conversion rate important indicators of the Company’s liquidity, as well as its ability to fund future growth and to provide a return to shareholders. FCF does not include deductions for debt service (repayments of principal), other borrowing activity, dividends on the Company’s common stock, repurchases of the company’s common stock, business acquisitions, and other items.

Another important non-GAAP operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our Process Equipment Group competes.  Order backlog represents the amount of consolidated revenue that we expect to realize on contracts awarded related to the Process Equipment Group.  For purposes of calculating backlog, 100% of estimated revenue attributable to consolidated subsidiaries is included.  Backlog includes expected revenue from large systems and equipment, as well as replacement parts, components, and service.  The length of time that projects remain in backlog can span from days for replacement parts or service to approximately 18 months for larger system sales.  Backlog includes expected revenue from the remaining portion of firm orders not yet completed, as well as revenue from change orders to the extent that they are reasonably expected to be realized.  We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination or suspension at the discretion of the customer.

Hillenbrand expects that future revenue associated with the Process Equipment Group will be influenced by backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and revenue. Revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

Hillenbrand calculates the foreign currency impact on net revenue in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that there is no GAAP financial measure comparable to backlog, a quantitative reconciliation is not provided.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with multiple market-leading brands that serve a wide variety of industries across the globe. We strive to provide superior return for our shareholders, exceptional value for our customers, and great professional opportunities for our employees through deployment of the Hillenbrand Operating Model.

Hillenbrand, Inc.
Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Twelve months ended September 30,
	2017	2016	2017	2016
Net revenue	$442.9	$428.7	$1,590.2	$1,538.4
Cost of goods sold	278.6	272.5	998.9	967.8
Gross profit	164.3	156.2	591.3	570.6
Operating expenses	89.7	89.9	344.4	346.5
Amortization expense	7.5	7.4	29.2	33.0
Interest expense	6.3	6.4	25.2	25.3
Other (expense) income, net	(1.2)	0.2	(4.2)	(1.7)
Income before income taxes	59.6	52.7	188.3	164.1
Income tax expense	21.7	15.4	59.9	47.3
Consolidated net income	37.9	37.3	128.4	116.8
Less: Net income attributable to noncontrolling interests	(0.3)	1.3	2.2	4.0
Net income(1)	$38.2	$36.0	$126.2	$112.8

Net income(1) — per share of common stock:
Basic earnings per share	$0.60	$0.57	$1.99	$1.78
Diluted earnings per share	$0.60	$0.56	$1.97	$1.77
Weighted average shares outstanding (basic)	63.4	63.4	63.6	63.3
Weighted average shares outstanding (diluted)	63.9	64.0	64.0	63.8

Cash dividends per share	$0.2050	$0.2025	$0.8200	$0.8100

(1) Net income attributable to Hillenbrand

Condensed Consolidated Statements of Cash Flow
(in millions)

	Twelve months ended September 30,
	2017	2016
Net cash provided by operating activities	$246.2	$238.2
Net cash used in investing activities	(13.5)	(253.5)
Net cash provided by (used in) financing activities	(215.1)	21.6
Effect of exchange rate changes on cash and cash equivalents	(3.6)	(2.6)
Net cash flows	14.0	3.7

Cash and cash equivalents:
At beginning of period	52.0	48.3
At end of period	$66.0	$52.0

Free Cash Flow and Free Cash Flow to Net Income Conversion Rate Computations
(in millions)

	Three Months Ended September 30,	Twelve months ended September 30,
	2017	2017
Net cash provided by operating activities	$142.5	$246.2
Less:
Capital expenditures	7.8	22.0
Free cash flow	$134.7	$224.2

Consolidated net income	$37.9	$128.4

Free cash flow to net income conversion rate	355%	175%

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended September 30,		Twelve months ended September 30,
	2017	2016	2017	2016
Net Income(1)	$38.2	$36.0	$126.2	$112.8
Restructuring and restructuring related	2.1	1.3	12.3	10.4
Business acquisition and integration	0.1	0.2	1.1	3.7
Inventory step-up	—	—	—	2.4
Backlog amortization	—	—	—	4.5
Trade name impairment	—	—	—	2.2
Tax effect of adjustments	(0.7)	(0.5)	(4.8)	(8.0)
Adjusted Net Income(1)	$39.7	$37.0	$134.8	$128.0

Diluted EPS	$0.60	$0.56	$1.97	$1.77
Restructuring and restructuring related	0.03	0.02	0.19	0.16
Business acquisition and integration	—	0.01	0.02	0.06
Inventory step-up	—	—	—	0.04
Backlog amortization	—	—	—	0.07
Trade name impairment	—	—	—	0.04
Tax effect of adjustments	(0.01)	(0.01)	(0.07)	(0.13)
Adjusted Diluted EPS	$0.62	$0.58	$2.11	$2.01

[1] Net income attributable to Hillenbrand

	Three Months Ended September 30,		Twelve months ended September 30,
	2017	2016	2017	2016
Adjusted EBITDA:
Process Equipment Group	$57.4	$51.1	$177.7	$160.9
Batesville	34.7	34.1	141.9	143.5
Corporate	(10.1)	(10.8)	(38.6)	(37.3)
Less:
Interest income	(0.4)	(0.4)	(0.9)	(1.2)
Interest expense	6.3	6.4	25.2	25.3
Income tax expense	21.7	15.4	59.9	47.3
Depreciation and amortization	14.5	14.2	56.6	60.4
Business acquisition and integration	0.1	0.2	1.1	3.7
Inventory step-up	—	—	—	2.4
Restructuring and restructuring related	1.9	1.3	10.7	10.2
Trade name impairment	—	—	—	2.2
Consolidated net income	$37.9	$37.3	$128.4	$116.8

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should
This is not an exhaustive list. Our intent is to provide examples of how readers might identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, or any companies we may acquire; risks that an acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of an acquisition, including potential synergies and cost savings or the failure of an acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the death care industry; cyclical demand for industrial capital goods; certain tax-related matters; and changes to legislation, regulation, treaties or government policy resulting from the current political environment. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2017, filed with the Securities and Exchange Commission on November 15, 2017. The company assumes no obligation to update or revise any forward-looking information.

CONTACT
Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
Email: chris.gordon@hillenbrand.com